Exhibit 4.12

[The seal of the Department of

Communications and Transportation of

the United Mexican States]

This extension of the Concession Title to occupy the orbital slot 114.9° WL assigned to Mexico, for the exclusive exploitation of the associated C-band frequencies 3.7-4.2 GHz and 5.925-6.425 GHz and Ku-band frequencies 11.7-12.2 GHz and 14-14.5 GHz, and the right to transmit and receive signals, is granted by the Federal Government of the United Mexican States, by means of its Department of Communications and Transportation, to Satélites Mexicanos, S.A. de C.V., in accordance with the following:

I. WHEREAS

I.1.	On March 2, 1995, the amendment to paragraph four of Article 28 of the Federal Constitution of the United Mexican States was published in the Official Gazette of the Federation, to replace the exclusive government participation regime in rendering satellite communications services with other regime that would allow private participation in such industry. As part of this regime change, the Federal Law of Telecommunications (Ley Federal de Telecomunicaciones) was enacted on June 7 of the same year, whose purposes included establishing a basic regulatory framework for this particular activity.

I.2.	On August 1, 1997, the Satellite Communications Regulations (Reglamento de Comunicación Vía Satélite) were published in the Official Gazette of the Federation. The purpose of this statute is to regulate the Federal Law of Telecommunications with regard to satellite communications.

I.3.	On October 23, 1997, the Department of Communications and Transportation (hereinafter the “Department”) granted to Satélites Mexicanos, S.A. de C.V. (hereinafter the “Registrant”) a Concession Title to occupy the orbital slot 109.2° WL assigned to Mexico, for the exclusive exploitation of the associated C-band frequencies 3.7-4.2 GHz and 5.925-6.425 GHz and Ku- band frequencies 11.7-12.2 GHz and 14-14.5 GHz, and the right to transmit and receive signals (hereinafter the “Concession”), for a 20-year term as from the date it was granted.

I.4.	On August 25, 2003, the “Memorandum of Understanding between the Administrations of Mexico and Canada concerning the coordination of satellite networks operating in the C-band and Ku-band frequencies” (hereinafter the “Memorandum”) was executed.

Article 2 of the Memorandum states that its purposes are: a) designating orbital slots to be used by Canada and Mexico; b) establishing maximum operating parameters and associated power levels to each orbital slot within an arc between 103° West Longitude and 123° West Longitude, and c) establishing liaison between both Administrations to operate satellite networks in the orbital slots designated within the orbital arc referred to.

It also states that the scope of the Memorandum concerns the operation of current planned and future satellite networks or parts of satellite networks in the C and Ku band frequencies to be implemented by either of the Administrations in orbital

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slots within the orbital arc between 103° West Longitude and 123° Wert Longitude.

As a result of the Memorandum, the Department exchanged with the Canadian Administration orbital slot 109.2° W for orbital slot 114.9° W.

I.5.	In its communication dated September 12, 2003, the Registrant asked the Department for authorization to amend the technical and operating features of the Concession for occupying orbital slot 109.2° WL, as a result of the agreements reached in the Memorandum of Understanding executed by the administrations of Mexico -by means of the Department of Communications and Transportation- and Canada -by means of Industry Canada-, by which orbital slot 109.2° WL was changed to 114.9° LW.

I.6.	In its communication dated October 10, 2003, the Registrant asked the Department to amend the concession titles and technical annexes of the conditions for occupying and exploiting its respective frequency bands, in order to comply with various commitments that derived from the orbital slots exchange process established in the Memorandum.

I.7.	After assessing the request referred to in paragraphs I.5 and I.6 above, under the terms of Article 37 Bis, Sub-section V, of the then Internal Regulations of the Department of Communications and Transportation, and backed by corresponding expert reports, the Federal Telecommunications Commission (hereinafter “Cofetel”) issued a favorable opinion by means of Resolution -in plenary session- number P/191004/189 dated October 19, 2004.

I.8.	The Department authorized amendment of the Concession on August 30, 2005, as follows: “One: To modify the Concession of 1997 to the effect that any reference concerning orbital slot 109.2° W contained therein should be understood as orbital slot 114.9° W (…) Appendix I of the Concession of 1997 is replaced to incorporate the Technical Specifications, Operating Features and Coverage Area of the Satellite that will occupy orbital slot 114.9° W (…) likewise, Appendix II of the Concession of 1997 is replaced to incorporate the Satellite Infrastructure, Description of Control Centers, Operating Frequencies of the Antennae that make up the Ground Control Infrastructure and the Description of the Antennae of the satellite network that will occupy orbital slot 114.9° W.”

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I.9.	In its communication dated February 11, 2011, the Registrant asked the Department to extend the effective term of the Concession for a period of twenty (20) years as from expiry date of the original effective term of the Concession, without demanding any consideration under the terms of Conditions I.8 and 1.8.2 of the Concession.

I.10.	In its communications dated February 11, 2011, the Registrant asked the Department to confirm the following criteria:

I.10.1.	That it “has met each and every condition established in the Concession Title to occupy the orbital slot 114.9° West Longitude, exploit its associated frequency bands, and the right to transmit and receive signals, granted by the Federal Government, through the Department, on October 23, 1997.”

I.10.2.	“That in the extensions to the Concession, when all applicable requirements have been met, and provided that it has met the conditions established in the Concession, the Department of Communications and Transportation shall not impose any restrictions or limitations on the current rights of Satélites Mexicanos, S.A. de C.V. under such Concession.”

I.10.3.	Confirm “in writing to my principal that there is no condition whatsoever in the Concessions granted to Satmex by the Department of Communications and Transportation of the Federal Government, nor in any contract, that authorizes the Department to impose the obligation to incorporate useful load or L-band communications systems or sub-systems into any future artificial satellites that replace the Solidaridad 2, Satmex 5 and Satmex 6 satellites, to occupy orbital slots 114.9° WL, 116.8° WL and 113.0° WL, respectively.”

I.10.4.	It also asked for confirmation “in writing to my principal that if the Department decides from time to time to extend the effective term of each of the Concessions, Satmex shall continue to be exclusively entitled to use and exploit, throughout the effective term of the extension, the C-band and Ku-band frequencies (standard) associated with orbital slots 114.9° WL, 116.8° WL and 113.0 WL.”

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I.11.	In its communication dated March 8, 2011, the Registrant informed the Department that it had reached an agreement with its main creditors and stakeholders with a view to carrying out a financial and corporate restructuring, so that the construction and launch of the Satmex 7 satellite would be viable, and also reaffirmed the application for an extension of the effective term of the Concession for a period of twenty (20) years as from expiry of the initial effective term of the Concession, without paying any consideration at all under the terms of Conditions 1.8 and 1.8.2 of the Concession.

I.12.	The Full Session of Cofetel issued an opinion on April 15, 2011, under Resolution number P/EXT/150411/38, regarding the applications referred to in paragraphs I.10.2, I.10.3 and I.10.4 above, in accordance with Articles 1, 2, 4, 8, Sub-section II, 9-A, Sub-section VII, Article 9-B and Article 11, Sub-section III, of the Federal Law of Telecommunications; Articles 1 and 3 of the Federal Law of Administrative-Law Proceeding (Ley Federal de Procedimiento Administrativo); and Article 9, subsection XIII of the Internal Regulations of the Federal Telecommunications Commission (Reglamento Interno de la Comisión Federal de Telecomunicaciones).

I.13.	The Full Session of Cofetel, issued a favorable opinion on April 15, 2011, under Resolution number P/EXT/150411/39, regarding the application for an extension referred to in paragraphs I.9 and I.11 above, in accordance with the provisions of Articles 9-A, Sub-section IV, 9-B and 11, Sub-section III, of the Federal Law of Telecommunications; Articles 1 and 3 of the Federal Law of Administrative-Law Proceeding; and Article 9, Sub-section III, and Article 24 Section A, Sub-section XXXI, of the Internal Regulations of the Federal Telecommunications Commission.

I.14.	With regards to the application for an extension to the Concession, the Department notified the Registrant on April 20, 2011, of Resolution 1.-227, by which it gave it a period of ten (10) business days to clearly, expressly and unquestionably declare its acceptance of each and every condition that the Department had established in the abovementioned Resolution and the annex thereto.

I.15.	In its communication dated May 3, 2011, sent to the Telecommunications and Radiobroadcast Policy Directorate of the Department, the Registrant asked for an extension of five business days as from the business day after that on which the original term granted in the resolution referred to in paragraph I.14 above expired.

I.16.	The Department notified the Registrant on May 4, 2011, of Resolution number 1.-256, by which it granted an extension of five (5) business days as from expiry of the term originally granted, for it to declare its acceptance of the conditions established in Resolution number 1.-227 dated April 20, 2011.

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I.17.	In its communication to the Department dated May 12, 2011, the Registrant declared its acceptance of each and every condition established in Resolution number 1.-227, notified on April 20, 2011.

Further to its communication dated May 12, 2011, the Registrant sent a communication to the Department on May 17, 2011, to clearly, expressly and unquestionably declare and reiterate its acceptance of all the conditions established in Resolution number 1.-227 dated April 20, 2011.

I.18.	Once it had received the opinion referred to in paragraph I.13 above, and having analyzed all documents related to the application of the Registrant, the Department decided that said application met the requirements established by the Federal Law of Telecommunications and other applicable laws.

Now, therefore, and pursuant to Articles 14, 16, 25 and 26, Section A, and Article 27, paragraphs one, four and six, Article 28, paragraphs four and ten, Article 42, Sub-section VI, Article 80 and Article 90, paragraph one, of the Federal Constitution of the United Mexican States; Article 1, paragraphs one and two, Article 2, Sub-section I, Article 14, paragraph one, and Articles 16, 18 and 26 in the sections regarding the Department of Communications and Transportation, and Article 36, Sub-sections I and XXVII, of the Organic Law of the Federal Government (Ley Orgánica de la Administración Pública Federal); Articles 1, 2, 4, 5 and 7, paragraphs one and two, Sub-sections I, XII and XIV, Articles 8 and 9-A, Sub-section IV, Article 10, Sub-section II, Article 11, Sub-section III, and Articles 29 and 55 of the Federal Law of Telecommunications; Articles 1, 2, 3, 4, 5, 6, 12 and 13 of the Satellite Communications Regulations; Articles 1, 3, 9, and 11, Sub-section II, Articles 28, 32, 35, Sub-section I, Articles 36, 38, paragraph I, and Article 79 of the Federal Law of Administrative-Law Proceeding; Articles 1 and 2, Sub-section I, Articles 4 and 5, Sub-sections XI and XXIII, and Article 25, Sub-section II, of the Internal Regulations of the Department of Communications and Transportation, Condition 1.8 of the Concession, and the international treaties to which Mexico is a signatory, the Department hereby grants the Registrant an extension to the Concession Title to occupy the orbital slot 114.9° WL assigned to Mexico, for the exclusive exploitation of associated C-band frequencies 3.7-4.2 GHz and 5.925-6.425 GHz and Ku-band frequencies 11.7-12.2 GHz and 14-14.5 GHz, and the right to transmit and receive signals, subject to the following:

CONDITIONS

Chapter One

General Conditions

1.1. Definitions.

1.1. Definitions of Terms. The terms used herein shall be defined as per the Federal Law of Telecommunications, the Satellite Communications Regulations and those expressly defined herein which form part hereof:

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1.1.1.	Law: the Federal Law of Telecommunications published in the Official Gazette of the Federation on June 7, 1995;

1.1.2.	Concession: the concession contained herein that extends the concession granted on October 23, 1997, to occupy orbital slot 114.9° West Longitude assigned to Mexico, and to exploit its respective associated frequency bands and the right to transmit and receive signals;

1.1.3.	Affiliates: those companies that have the same partners or shareholders, who must hold shares or partnership interests that allow them to exercise control of both companies; and

1.1.4.	Satellite System: one or more satellites, with their associated frequencies and respective control centers, which operate together to provide satellite capacity to render satellite services.

1.1.5.	Regulations: the Satellite Communications Regulations.

1.2. Purpose. Extension to the concession granted to Satélites Mexicanos, S.A. de C.V. to occupy the orbital slot 114.9° WL assigned to Mexico, for the exclusive exploitation of associated C-band frequencies 3.7-4.2 GHz and 5.925-6.425 GHz and Ku-band frequencies 11.7-12.2 GHz and 14-14.5 GHz, and the right to transmit and receive signals, as specified in Appendices I and II, is hereby granted.

1.3. Rendering of Services. The Registrant may only make its satellite capacity available to those persons who have a concession title for use of the public telecommunications network or a permit of those established in Article 31 of the Law.

If the Registrant intends to render services to persons who do not have a concession title for the public telecommunications network nor a permit as established in the Law, it must render said service through affiliates or subsidiaries that have a concession to install, operate or exploit a public telecommunications network or which have a permit to operate as a telecommunications services provider.

As a consequence, if the Registrant so requires, the Department, once the requirements established have been met, shall grant the Registrant’s affiliate or subsidiary a public telecommunications network concession or a permit of those established in Article 31 of the Law.

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1.4. Technical Specifications and Coverage Area. The technical specifications of the satellite system must observe the provisions of the Law, the Regulations, official Mexican standards, other applicable administrative provisions and the technical specifications, operating features and coverage area referred to in Appendix I hereto.

1.5. Infrastructure of the Satellite System. The infrastructure comprising the satellite system is described in Appendix II to this Concession.

1.6. Amendment of Technical Specifications and Coverage Area. When the Registrant needs to amend the technical features or coverage area specified in the Appendix I hereto, it must apply to the Commission for authorization.

1.7. Capacity Reserve. As established in Article 29 of the Regulations, the Registrant must reserve 72.42 megahertz of its overall capacity in C-band frequencies and 55.40 megahertz of its overall capacity in Ku-band frequencies, which the State shall use at no charge exclusively for national security networks and other services of social nature.

The capacity to be reserved for the State shall be administered by the Department, through the Telecommunications and Radio Broadcast Policy Directorate or the administrative agency that replaces it.

The Registrant must ensure that the capacity reserved for the State is permanently available. The quality of transmission that the Registrant provides for the services referred to in this condition must be the same or better than the quality available for the rest of its services.

If any circumstance arises that leads to a permanent decrease in the overall capacity of the satellite that occupies the orbital slot subject matter hereof, the capacity reserved for the State shall be decreased by the same proportion.

If any circumstance arises that affects transmissions made using the capacity reserved for the State, the Registrant shall relocate said transmissions so as to guarantee continuity of services and, if necessary, shall give them priority over any other transmission. Relocation must be made immediately, unless it is not technically feasible.

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For future satellites, the Department shall define the capacity to be reserved for the State under the same criteria and principles established in the Regulations and in this Concession.

1.8. Effective Term. The effective term of this Concession shall be twenty (20) years as from October 24, 2017, and may be extended for an equal term, provided that the Registrant:

1.8.1.	Has met its obligations hereunder;

1.8.2.	Accepts the new conditions established by the Department;

1.8.3.	Applies for any such concession before the final fifth of the effective term hereof; and

1.8.4.	Obtains the Department’s and the Commission’s approval of the technical and operating features of the new satellite, and guarantees occupation and exploitation of the orbital slot throughout the effective term of the Concession and/or the extension thereto.

In accordance with the above requirements, the Registrant may ask for a new extension under the terms of the Law, the Regulations and other applicable statutes and, as the case may be, the Registrant must pay the consideration established by the Federal Government.

1.9. Applicable Law. For all matters concerning the Concession, the Registrant must adhere to the Law, the Law of General Means of Communication (Ley de Vías Generales de Comunicación), the Regulations, and the treaties, laws, regulations, executive orders, official Mexican standards, resolutions, circulars and other administrative provisions issued by the Department or the Commission, and the conditions established herein.

The Registrant agrees that if the laws and administrative provisions referred to in the preceding paragraph and those to which this Concession is subject to are repealed, amended or supplemented, it shall remain subject to any new legislation and administrative provisions as from when they come into effect.

1.10. Other Concessions. Except with regard to the right of exclusivity established in Condition 1.2 hereof, the Concession does not confer any other rights of exclusivity to the Registrant. Therefore, the Department may grant other concessions to third parties to occupy and exploit orbital slots or satellite orbits allocated to Mexico, with the respective associated frequency bands, and the right to transmit and receive signals, so that they may render identical or similar services in the same or different geographical area, provided that the Commission determines that new satellites shall not cause any harmful interference or have an adverse effect on the operating features of satellites that are already operating.

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1.11. Other Satellites in the Orbital Slot. Under the terms and conditions authorized by the Department, and with the prior opinion of the Commission, the Registrant may occupy and exploit two or more satellites in the orbital slot subject matter hereof, with their respective frequency bands. The provisions of Article 39 of the Regulations shall apply to liaison of the Commission, as the case may be, with the International Telecommunication Union and other national administrations.

1.12. Assignment of Rights. The Registrant may wholly or partially assign its rights and obligations hereunder in accordance with the terms of Articles 35 and 36 of the Law.

1.13. Rendering of Services through Affiliates or Subsidiaries. With the prior authorization of the Department, the Registrant may render the services established herein through its affiliates or subsidiaries, provided that it proves to the Department that said companies have sufficient financial, legal and technical means to render such services. Notwithstanding the foregoing, the Registrant shall, at all times, be the only party liable to the Department, the Commission and any other authority with jurisdiction for proper compliance of the obligations hereunder.

To this end, “affiliate” shall be understood as any corporate entity in which the shareholders of the Registrant have a direct or indirect interest and whose shares or partnership interests allow them to exercise control and the power of direction in both legal entities, to the extent that they may, directly or indirectly, establish business strategy, policy and decisions or, when income, profits or dividends are to be distributed, either by the holding of shares, partnership interests or any other legal act.

The following definitions shall apply throughout this concession title:

a)	Control: the capacity to directly or indirectly influence decisions at general shareholders’ meetings, maintain ownership of rights so as to be able to determine, directly or indirectly, the administration, strategy or main policies of the affiliate, either through ownership of securities or by means of any other legal act.

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b)	Power of direction: the capacity to have a decisive influence on resolutions passed at shareholders’ meetings or board of directors’ meetings, or regarding the management, conducting and performance of the business of the affiliate.

1.14. Powers of Attorney or Agency. The irrevocable powers of attorney granted under the terms of Article 2546 of the Federal Civil Code (Código Civil Federal) must first be submitted to the Department for authorization, together with evidence that shows that the granting of power of attorney was stipulated as a condition under a bilateral agreement or as a means to meet an obligation assumed, and from which it may be inferred that the Registrant does not thereby assign or encumber the Concession.

Under no circumstances may the Registrant grant a general and irrevocable power of attorney for lawsuits and collections, acts of administration and acts of ownership.

1.15. Amendment of Bylaws. The Registrant must submit any proposed amendments to its bylaws to the Department for authorization, and any act that may affect the rights granted in concession.

1.16. Liens. When the Registrant establishes a lien on the Concession or the rights hereunder, it shall register the same under the terms of Article 64 of the Law within 30 calendar days as from establishing said lien.

The document that puts on record the collateral posted must expressly establish that under no circumstances shall enforcement of the collateral grant the capacity of registrant to the creditor.

So that the Concession may be awarded to the creditor or a third party, the Department must authorize the assignment of rights under the terms or Articles 35 and 36 of the Law.

Under no circumstances may the Registrant assign, encumber, pledge, mortgage or convey the Concession, the rights thereunder nor the property part of the Concession, to any foreign Government or State.

1.17. Nationality. The Registrant shall have no more rights in relation to the Concession than those that Mexican laws grant to Mexican nationals, so the company and its foreign partners, if any, undertake not to invoke or accept diplomatic intervention of any foreign country, under penalty of forfeiting all properties and rights they have acquired to operate and use the satellite system to the Mexican nation.

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1.18. Neutral Investment. Under the terms of Title Five of the Foreign Investment Law (Ley de Inversión Extranjera), neutral investment shall not be taken into account to calculate the percentage of foreign investment in the capital stock of the Registrant.

1.19. Foreign State-owned Companies. The shareholding of foreign state-owned companies that are not considered as authorities in accordance with the internal legislation of the country of origin and that have their own identity and equity, shall not be considered as a foreign government or state for shareholding purposes.

1.20. Subscription and Transfer of Shares or Partnership Interests. On April 30 every year, the Registrant undertakes to submit a list of its ten main shareholders and details of their shareholding to the Department; said list must include the information that the Department may establish.

The following procedure must be observed if shares or partnership interests that represent ten percent (10%) or more of the capital stock of the company are subscribed in a single or several acts:

1.20.1.	The Registrant must notify the Department of the intention of interested parties to subscribe shares and attach to the relevant notification the details of said persons.
1.20.2.	The Department shall have ninety (90) calendar days as from when it receives the above notice to object in writing to the transaction referred to above, with good cause.
1.20.3.	If the Department does not make any objection within the time referred to above, it shall be understood that the transaction is approved.

Only those transactions to which the Department does not object may be entered in the shares register or the partnership interest registers of the corporate entity, without detriment to any authorization required from other authorities in accordance with applicable law. The notice referred to in paragraph two of this condition need not be filed when shares or partnership interests that represent neutral investment or limited vote rights on those matters referred to in Article 113 of the General Corporations Law (Ley General de Sociedades Mercantiles) are subscribed, or when there is any increase in capital that is subscribed by the existing shareholders, provided that the ownership percentage of each shareholder is adjusted accordingly.

If the person interested in subscribing shares or partnership interests is a corporate entity, the notice referred to in Condition 1.20.1 above must include sufficient details so that the Department may ascertain the identity of the individuals who have an equity interest greater than ten percent of the capital stock of said corporate entity, unless the transaction involves acquisition by pension fund management companies or mutual funds, through the stock exchange.

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This condition must be incorporated into the corporate bylaws and the share certificates that the Registrant issues.

1.21. Training and Technological Development. The Registrant shall develop staff training programs that are preferably aimed at Mexican technicians and professionals.

The Registrant must also carry out research and development in Mexico, to which end it shall liaise with the Commission and other Mexican and foreign technological research and development organizations.

1.22. Appointment of Senior Technician. The Registrant undertakes to appoint before the Commission a person who shall be responsible for technical operation of the satellite system, who shall have the necessary administrative authority to bind the Registrant with the Commission regarding the system’s technical operation.

1.23. Operation of Control Centers. The Registrant must install and operate main and standby satellite system operation and control centers in Mexico.

The Registrant undertakes that the aforementioned operation and control centers shall preferably be entrusted to Mexicans.

1.24. National Security Obligations. The Registrant must support and take all necessary measures to cooperate with the authorities responsible for national security and provide any information that it is asked for in accordance with applicable legal framework.

Chapter Two

Provisions Applicable to Operation of the Satellite System

and Services

2.1 Operation of the Satellite System. The Registrant undertakes to:

2.1.1.	Accept responsibility for controlling and operating satellites;
2.1.2.	Install the facilities necessary so that control centers may restrict or interrupt transmission from the satellite or satellites at any time, at the request of the Commission; and

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2.1.3.	Ensure that the service is rendered at a high level of quality and continuity, even when satellites are replaced.

2.2. Quality of Service. The Registrant undertakes to render the service subject matter hereof efficiently and continuously, in accordance with applicable law and the technical features established in Appendices I and II.

The Registrant also undertakes to render the service subject matter hereof under satisfactory conditions of quality, competiveness, continuity and permanence, and shall not indulge in any discriminatory practice or apply cross subsidies between competing services or through its affiliates or subsidiaries, among others. To this end, the financial position of the Registrant must always remain healthy, so that it may meet these obligations.

The Registrant shall do all possible to ensure that the service subject matter hereof is rendered at a high level of quality to the benefit of its users, so as to promote efficient development of satellite services. To do so, the Registrant must notify the Commission of the minimum quality standards of the services, within one hundred and twenty calendar days as from the granting date of this extension, without detriment to the Commission issuing general administrative provisions to this end.

2.3. Operation of the Service. The Registrant must take all measures necessary to ensure that the service covers the entire Mexican territory.

When the satellite approved by the Department is replaced, the Registrant must ensure at least the same satellite capacity to render services throughout the entire country, although this may be reduced to meet local demand, as authorized expressly by the Commission, taking into account coverage and efficiency needs of the service.

2.4. Interruption of the Service. Should the rendering of the service to one or more users be interrupted for a time greater than that specified in the plan referred to in Condition 2.8 hereof, the Registrant shall refund users part of their fee in proportion to the time the interruption lasts.

2.5. Complaints and Repairs Process. The Registrant must set up a procedure for dealing with complaints and repairing failures.

The Registrant also undertakes to establish the necessary procedures for repairing the satellite system and attending to any service failures -to the extent of its possibilities-, within the time established in the plan referred to in Condition 2.8 below.

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The Registrant must prepare a monthly report regarding failures occurred by type, and state the corrective action taken and any refunds made to users. Said report shall be at the Commission’s disposal.

The Commission may make this information public, along with that provided by other registrants that render similar services in Mexico or in the same coverage area.

2.6. Measuring Equipment and Quality Control. The Registrant undertakes to take all necessary measures to ensure the accuracy and reliability of the equipment it uses to measure quality and bill the service. To this end, the Registrant must carry out calibration tests on its equipment and provide the Commission, on request, the results of said tests per calendar quarter and, if applicable, any documents that show that any necessary adjustments have been made.

The Registrant must also keep records of the measuring equipment, as provided for by the Commission.

2.7. Code of Commercial Practice. The Registrant must draft a code of commercial practice, in accordance with the general rules issued by the Commission, which shall clearly and succinctly describe the service to be provided and the method used to apply rates charged. The Registrant must make the code available to the public at its sales offices, once it has been drafted and, at the request of the Commission, it shall publish an extract of the code in a broad-circulation national newspaper.

2.8. Agreements. The standard-form agreements that the Registrant shall enter into with users for rendering the service must first be approved by and registered with the Federal Consumer Protection Agency.

Once the agreements referred to above have been approved and registered, the Registrant must submit the draft of the standard-form agreements to be entered into with users, or any amendments thereto, to the Commission for approval.

2.9. Emergency Services. The Registrant must submit a plan to the Commission within sixty calendar days of the Concession being granted, which shall specify the actions to be taken in order to prevent interruption of the service and to provide emergency services in the event of an act of God or force majeure.

In the event of an emergency within its coverage area, the Registrant shall provide the indispensable services established by the Department, at no charge, for the time and in the proportion needed depending on the emergency.

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The Registrant shall notify the Commission of any event that may have an adverse effect on functioning of the satellite system.

Chapter Three

Rates

3.1. Rates. The Registrant shall set the rates for the services that it provides, at its own discretion, which must be registered with the Commission and be applied under the terms established in the Law.

3.2. Rates Incorrectly Charged. If the Registrant charges users rates that are not registered, it must refund users any difference with regard to the rates registered, without detriment to any penalties to which it may be subject in accordance with the Law and other applicable provisions.

3.3. Prohibition of Cross Subsidies. The Commission may verify at any time that rates registered do not represent cross subsidies, under the terms of Article 62 of the Law, to which end the Registrant must provide the information required within sixty calendar days as from the date on which it receives the request of the Commission.

3.4. Specific Obligations. When it is established that the Registrant has substantial market power, in accordance with Article 23 of the Regulations, the Commission may impose specific obligations on the Registrant with regard to rates, quality of service and information, in accordance with the procedure established by said article.

Chapter Four

Verification and Information

4.1. Verification. The Commission may, at any time, verify the functioning and operation of the installations comprising the satellite system, to what extent the Registrant is meeting its obligations hereunder, carry out an evaluation in this regard and, if necessary, order any necessary measures to be taken. The Registrant must afford the representatives of the Commission all necessary facilities.

4.2.1. Information. Without detriment to the authority of the Commission to ask for further information, the Registrant must submit the following information to the Commission within one hundred and fifty (150) calendar days as from the end of each fiscal year:

4.2.1.1.	Its audited financial statements;
4.2.1.2.	A description of the main fixed assets comprising the satellite system, using the forms provided by the Commission; and

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4.2.1.3.	A report on the actions taken regarding staff training programs, and the research and development it has carried out in Mexico, as established in Condition 1.21 hereof.

The Registrant must provide the Commission statistics on traffic, routing, occupation, performance and other operating parameters, produced by the satellite system, in accordance with the general administrative provisions issued by the Commission.

Chapter Five

Guarantee

5. Guarantee. The Registrant must provide a guarantee in favor of the Treasury of the Federation, within thirty (30) calendar days as from commencement of the effective term of this Concession, for performance of its obligations hereunder, by means of a surety bond contracted with a bonding company authorized by the Department of Finance and Public Credit, or a letter of credit issued by a credit institution authorized by the National Banking and Securities Commission, for a sum equivalent to four thousand (4,000) days of the minimum wage in effect in Mexico City, Federal District for the year to be guaranteed. The sum of the guarantee must be adjusted annually in accordance with the minimum daily wage in effect in Mexico City, Federal District at the time that guarantee is provided, as published in the Official Gazette of the Federation. The guarantee must be valid throughout the effective term of the Concession and must be submitted annually to the Commission in January. The guarantee shall cover payment of any monetary penalty that may be imposed by the Department.

Chapter Six

Seizure

6. Seizure. Under the terms of Article 65 of the Law, in the event of a natural disaster, war, public disturbance or when any imminent threat to national security, the peace of the country or the national economy is anticipated, the Department may take possession of the orbital slot and its associated frequency bands, auxiliary services, works, constructions and other parts and accessories thereof, plus any moveable and immoveable property needed to operate the service, and to dispose of the same as it sees fit. The Department may also avail itself of the staff that was rendering the service seized, when it considers that it is necessary. Seizure shall remain in full force and effect while the conditions that brought about persist.

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[The seal of the Department of

Communications and Transportation of

the United Mexican States]

The Department shall indemnify the Registrant, except in the event of war, and pay all damages and losses at their actual value. If no agreement is reached regarding indemnity, the value of any damage caused shall be set by experts appointed by both parties; the value of losses shall be based on the average net revenue of the year before seizure. Each party shall pay fifty percent of the expenses for the expert appraisal given. Workers’ rights shall be respected in accordance with the statutory law.

Chapter Seven

Termination, Consideration, Jurisdiction and Competence

7.1. Termination. This Concession Title shall be terminated:

7.1.1.	Upon expiry of its effective term;
7.1.2.	When waived by the Registrant;
7.1.3.	If it is revoked;
7.1.4.	In the event of recovery; and
7.1.5.	In case of Registrant’s bankruptcy or liquidation.

7.2. Promise to Lease. If the Concession terminates, the Registrant undertakes to enter into a lease agreement with the Department for the assets used to operate the satellite system. This obligation shall remain in full force and effect for four months after termination of the Concession.

The effective term of the lease agreement shall be at least one year and may be renewed automatically for the same period for up to five years. The amount payable as rent shall be established by experts, one appointed by the Registrant and the other by the Department and, if there is any discrepancy, by a third expert appointed by the aforementioned experts. If the Registrant fails to appoint an expert or if such expert fails to express an opinion, it shall be understood that the Registrant waives its right to appoint an expert and that it accepts unconditionally the opinion issued by the export appointed by the Department.

7.3. Consideration Payable to the Federal Government. As established in Condition 1.8.2 of the Concession, no consideration shall be paid to the Federal Government, on this occasion only, without detriment to the fees, taxes and/or government charges that the Registrant is obliged to pay in accordance with applicable legislation.

The Registrant may also ask for a further extension under the terms of the Law, the Regulations and other applicable provisions and, if granted, it must pay the consideration set by the Federal Government.

7.4. Jurisdiction and Competence. For all matters concerning construal and enforcement of the Concession, except for those that are decided upon by the Department or the Commission, the Registrant agrees to submit itself to the jurisdiction of the federal courts located in Mexico City, Federal District, and to waive any other jurisdiction that may correspond to it on account of its current or future domicile.

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[The seal of the Department of

Communications and Transportation of

the United Mexican States]

The Registrant represents that its tax domicile for the purpose hereof is: Av. Paseo de la Reforma No. 222, pisos 20/21, Col. Juárez, Delegación Cuauhtémoc, C.P. 06600, México, D.F., and that its Federal Taxpayers’ Registry code is SME970626MK5.

The Department and the Commission must be notified of any change to the above domicile, without it being necessary to amend the Concession.

The domicile of the Registrant shall invariably be within the borders of the United Mexican States.

Mexico City, Federal District, MAY 26, 2011

DEPARTMENT OF COMMUNICATIONS AND TRANSPORTATION

THE SECRETARY

[Illegible signature]

DIONISIO ARTURO PERÉZ-JÁCOME FRISCIONE

[Illegible signature]

THE REGISTRANT

SATÉLITES MEXICANOS, S.A. DE C.V.

Héctor Manuel Fortis Sánchez

This signature page is part of the Extension to the Concession Title that the Federal Government of the United Mexican States, by means of its Department of Communications and Transportation grants to Satélites Mexicanos, S.A. de C.V. to occupy the orbital slot 114.9° WL assigned to Mexico, for the exclusive exploitation of associated C-band frequencies 3.7-4.2 GHz and 5.925-6.425 GHz and Ku-band frequencies 11.7-12.2 GHz and 14-14.5 GHz, and the right to transmit and receive signals.

HOT

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